CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Exhibit 10.14

THREDUP INC., A DELAWARE CORPORATION
THREDUP CF LLC, A DELAWARE LIMITED LIABILITY COMPANY
THREDUP INTERMEDIARY HOLDINGS LLC, A VIRGINIA LIMITED LIABILITY COMPANY
KNITWIT GC LLC, A VIRGINIA LIMITED LIABILITY COMPANY
WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of February 3, 2021, by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), and THREDUP, INC., a Delaware corporation (“Parent”), THREDUP CF LLC, a Delaware limited liability company (“ThredUP CF”), THREDUP INTERMEDIARY HOLDINGS LLC, a Virginia limited liability company (“Holdings”), and KNITWIT GC LLC, a Virginia limited liability company (“Knitwit”, and together with Parent, ThredUP CF and Holdings, each a “Borrower” and collectively, the “Borrowers”). This Agreement amends and restates in its entirety that certain Loan and Security Agreement dated as of February 7, 2019, (as amended from time to time, including by that certain Default Waiver and First Amendment to Loan and Security Agreement dated as of May 29, 2020, that certain Second Amendment to Loan and Security Agreement dated as of November 23, 2020, and that certain Third Amendment to Loan and Security Agreement dated as of December 23, 2020, collectively, the “Original Agreement”).

RECITALS
Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and each Borrower’s Books relating to any of the foregoing.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Bank Expenses” means all: reasonable out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of such Borrower, who did not have such power before such transaction.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto.
“Collection Account” means the deposit account maintained with Bank by Parent or any other Borrower into which all Collections received are to be deposited.
“Collections” means all payments and proceeds from or on behalf of an account debtor with respect to Accounts or other Collateral.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Credit Extension” means each Term Loan, or any other extension of credit by Bank for the benefit of Borrowers hereunder.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“EBDA” means (a) net income, plus, to the extent deducted in the calculation of net income and without duplication, (b) depreciation expense, (c) amortization expense, and (d) non-cash items related to stock based compensation, less (e) the average aggregate trailing three (3) month principal payments on all Term Loans.
“Eligible Equipment” means (a) an amount not to exceed twenty-five percent (25%) of soft costs, including sales tax, freight, and installation expenses, (b) carousels, conveyers, sprinklers, electrical circuity, hangers, nettings, merchandise stations, itemization stations, photo studios, or other equipment required to operate distribution centers, and (c) building purchases, tenant improvements, furniture or fixtures, and other hard costs for physical goods purchased for the purpose of establishing physical locations, including distribution centers, retail locations, headquarters locations, or vending machines.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.

“Fixed Charge Coverage Ratio” means, expressed as a ratio, (x) net income, less (a) taxes and (b) distributions, plus, to the extent deducted in the calculation of net income, (c) depreciation expense, (d) amortization expense, (e) non-cash stock based compensation, and (f) interest expense, divided by (y) the aggregate amount of principal and interest outstanding on all Term Loans.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property Collateral” means all of each Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“IPO” means the firm commitment underwritten initial public offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended, filed with and declared effective by the Securities and Exchange Commission.
“IP Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the date hereof, between Bank and the Borrowers.
“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement, any note or notes, documents or instruments executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrowers and their Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the

Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.
“Minimum Cash” means unrestricted cash held at Bank of at least, (i) from the Closing Date through December 31, 2022, Twenty Million Dollars ($20,000,000) and (ii) from January 1, 2023 through the repayment in full of the Obligations, Ten Million Dollars ($10,000,000).
“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.
“New Equity” means net cash proceeds received on or after the Closing Date from the sale and/or issuance of Borrower’s equity securities.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.
“Permitted Indebtedness” means:
(a)Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any given time; and
(d)Subordinated Debt.
“Permitted Investment” means:
(a)Investments existing on the Closing Date disclosed in the Schedule; and
(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.

“Permitted Liens” means the following:
(a)Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;
(c)Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
(d)Liens incurred in connection with capital expenditures, including leasehold improvements, as permitted pursuant to Section 7.12 hereof and in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000); and
(e)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of four and one quarter percent (4.25%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“PT Provider” means Borrowers’ payment transmitter accounts with PayPal, Blackhawk, Stripe, and other payment transmitter providers approved by Bank in its sole discretion.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Secretary and the Controller of each Borrower.
“RML” means the number of months obtained by dividing (a) Borrowers’ unrestricted cash at Bank by (b) Borrowers’ monthly trailing three (3) month average EBDA.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).
“Subsidiary” means any corporation, limited liability company, partnership or other entity in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Term A Loan” is defined in Section 2.1(a)(i)(a).
“Term B Loan” and “Term B Loans” is defined in Section 2.1(a)(i)(b).
“Term C Loan” and “Term C Loans” is defined in Section 2.1(a)(i)(c).
“Term Loan” and “Term Loans” is defined in Section 2.1(a)(i)(c).
“Term Loan Maturity Date” means May 29, 2024.
“ThredUp Circular” means thredUP Circular Fashion Fund Inc., a wholly owned non-profit subsidiary incorporated under the laws of Delaware.
“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Borrower connected with and symbolized by such trademarks.
“Transfer” has the meaning assigned to such term in Section 7.1.
“Warrant” means those certain Warrants to Purchase Stock, issued by Borrower to Bank on (i) February 7, 2019 (as amended from time to time, including by that certain First Amendment to Warrant dated as of May 29, 2020) and (ii) May 29, 2020.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.LOANS AND TERMS OF PAYMENT.
2.1Credit Extensions.
Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)Term Loans.
(i)Availability.
A.Term A Loan. As of the Closing Date, Bank has made one (1) term loan to Borrowers in an aggregate amount equal to Twenty Million Dollars ($20,000,000) (the “Term A Loan”). After repayment, the Term A Loan may not be reborrowed.
B.Term B Loans. As of the Closing Date, Bank has made term loans to Borrowers in an aggregate amount equal to Ten Million Dollars ($10,000,000) (each term loan a “Term B Loan” and collectively the “Term B Loans”). After repayment, no Term B Loan may be reborrowed.
C.Term C Loans. As of the Closing Date, Bank has made term loans to Borrowers in an aggregate amount equal to Five Million Dollars ($5,000,000) (the “Original Agreement

Term C Loan”). Subject to the terms and conditions of this Agreement, from the Closing Date through March 31, 2021, Bank may, in its sole and absolute discretion, make term loans to Borrowers in an aggregate amount not to exceed Five Million Dollars ($5,000,000) (each term loan a “Term C Loan” and collectively with the Original Agreement Term C Loan, the “Term C Loans”; the Term A Loan, each Term B Loan, and each Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loan, the Term B Loans, and the Term C Loans are hereinafter referred to collectively as the “Term Loans”). Each Term C Loan shall be equal to or less than eighty-five percent (85%) of the invoice value of the Eligible Equipment, which any Borrower shall have purchased within one hundred eighty (180) days of the date of the corresponding Term C Loan and as determined by Bank. After repayment, no Term C Loan may be reborrowed.
(ii)Repayment. Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3 through June 30, 2021, and shall be payable monthly on the tenth (10th) day of each month so long as any amounts are outstanding under the Term Loans. The Term Loans shall be payable in (I) equal monthly installments of principal, plus all accrued interest, beginning on July 10, 2021, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, with each installment of principal to be equal to the quotient derived by dividing (i) the aggregate principal amount of the Term Loans by (ii) sixty (60); plus (II) one (1) payment due and payable on the Term Loan Maturity Date equal to the entire remaining outstanding principal amount of the Term Loans, together with all accrued and unpaid interest, and all other amounts owing under this Agreement. The Term Loans, once repaid, may not be reborrowed. Borrowers may prepay the Term Loans without penalty or premium.
2.2Intentionally Omitted.
2.3Interest Rates, Payments, and Calculations.
(a)Interest Rates on the Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one and a half percent (1.50%) above the Prime Rate.
(b)Late Fee; Default Rate. At the election of Bank, if any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)Payments. Interest hereunder shall be due and payable on the tenth (10th) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Term Loans, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
(d)Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4Collections; Remittances; Account Collection Services.
(a)Subject to the terms and conditions contained herein, Bank shall have the exclusive right to receive all Collections.  Borrower shall promptly notify, transfer and deliver to Bank all Collections any Borrower or any of its Subsidiaries receives for deposit into the Collection Account. At Bank’s request, Borrower shall instruct all account debtors to make payments directly to the Collection Account, or shall instruct them to deliver such payments to Bank by wire transfer, ACH, or other means as Bank may direct for deposit to the Collection Account.  Borrower shall forward all collections to Bank which have not been directed to the Collections Account by account debtors.  The costs associated with establishing and maintaining the Collection Account shall be the Borrowers’ sole cost and expense.
(b)Bank shall transfer all Collections deposited into the Collection Account to Borrower’s general operating account maintained with Bank within one (1) Business Day of the date received; provided that upon the occurrence and during the continuance of any Event of Default, Bank may apply all Collections deposited into the Collection Account to the Obligations in such order and manner as Bank may determine in its sole and absolute discretion.  Bank has no duty to do any act other than to apply such amounts as required above.  If an item of Collections is not honored or Bank does not receive good funds for any reason, any amount previously transferred to Borrower’s general operating account with Bank shall be reversed as of the date transferred.  Bank shall have, with respect to any goods related to the Accounts, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.
2.5Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. After the occurrence and during the continuation of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall, at the Bank’s discretion, be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall, at the option of the Bank, be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.6Fees. Borrowers shall pay to Bank the following:
(a)Facility Fee. As of the Closing Date, Borrower has paid to Bank a Facility Fee equal to Two Hundred Thousand Dollars ($200,000).
(b)Success Fee. On the earlier of the date on which Borrower (i) prepays all Obligations outstanding under the Term Loans, (ii) consummates an IPO, or (iii) the Term Loan Maturity Date, a fee equal to one percent (1%) of the principal amount of all Term Loans drawn by the Borrowers as of such date.
(c)Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable and documented attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.
(d)Fee in Lieu of Additional Warrant. As of the Closing Date, Borrower has paid to Bank fees in lieu of additional warrants equal to an aggregate amount of One Hundred Seventy-Five Thousand Dollars ($175,000).
2.7Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
2.8Extension of Maturity.  Notwithstanding anything contained herein to the contrary, Bank shall have the right, in its sole and absolute discretion, to extend the maturity date of any Term Loan to the tenth day of the month next following the actual maturity date as stated in this Agreement.
3.CONDITIONS OF LOANS.
3.1Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)this Agreement;
(b)a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)UCC National Form Financing Statements, naming each Borrower;
(d)an Amended and Restated IP Security Agreement;
(e)agreement to provide insurance;
(f)payment of the fees and Bank Expenses then due specified in Section 2.6 hereof;
(g)current financial statements of Borrowers, on a consolidated basis; and
(h)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)timely receipt by Bank of the Term Loan Request Form in substantially the form of Exhibit B hereto; and
(b)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Term Loan Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4.CREATION OF SECURITY INTEREST.
4.1Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, subject only to Permitted Liens that are permitted by the terms of this Agreement to have superior priority to Bank’s Lien.
4.2Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by any Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.3Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
5.REPRESENTATION AND WARRANTIES.
Each Borrower represents and warrants as follows:
5.1Due Organization and Qualification. Borrower and each Subsidiary is a corporation, limited liability company, partnership or other entity duly existing under the laws of its state of incorporation or organization and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.
5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation, Bylaws, or Limited Liability Company Agreement, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.
5.3No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
5.4Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor.
5.5Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
5.6Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no written claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement for the licensing of Intellectual Property Collateral by Borrower that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.
5.7Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof (except for Inventory and Equipment (i) in transit from one location to another or (ii) being held by potential customers for periods of fewer than ninety (90) days).
5.8Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.
5.9No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
5.10Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.
5.11Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could have a Material Adverse Effect.
5.12Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.13Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.
5.14Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.16Operating, Depository and Investment Accounts. Except as set forth in the Schedule, none of Borrower’s nor any Subsidiary’s operating, depository or investment accounts are maintained or invested with a Person other than Bank.
5.17Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.
6.AFFIRMATIVE COVENANTS.
Each Borrower (except as indicated) shall do all of the following:
6.1Good Standing. Borrower shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of incorporation or organization and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.3Financial Statements, Reports, Certificates. Parent shall deliver the following to Bank:
(a)(i) as soon as available, but in any event within (y) thirty (30) days after the end of each calendar month, or (z) forty-five (45) days after the end of each fiscal quarter if Borrowers have consummated an initial public offering, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrowers’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, and (ii) upon Bank’s request, as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, a company prepared consolidating balance sheet, income statement, and cash flow statement covering Borrowers’ consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer;
(b)as soon as available, but in any event within two hundred ten (210) days after the end of Borrowers’ fiscal year, beginning with Borrowers’ 2020 fiscal year, audited consolidated and consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided, however, for Borrowers’ 2019 fiscal year, such financial statements must be delivered to Bank in final form by no later than June 30, 2021;
(c)(i) copies of all statements, reports and notices sent or made available generally by any Borrower to its security holders or to any holders of Subordinated Debt; provided that such distribution is permitted by any subordination or intercreditor agreement in place with the holders of Subordinated Debt and (ii) if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(d)promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary which could reasonably be expected to result in damages or costs to such Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more;
(e)as soon as available, but in any event within the earlier of (x) thirty (30) days after approval by each Borrower’s board of directors, or (y) sixty (60) days after the end of each fiscal year of each Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of each Borrower, and (ii) annual financial projections for the following fiscal year as approved by each Borrower’s board of directors and by Bank in its sole but reasonable discretion, together with any related business forecasts used in the preparation of such annual financial projections; provided, however, that if Borrower has not delivered such annual operating budgets and financial projections within thirty (30) days after the end of each fiscal year of each Borrower, Bank may request and Borrower shall deliver draft annual operating budgets and financial projections upon three (3) Business Days’ notice; and
(f)such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.
Parent shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable by invoice date, and an inventory turnover workbook.
Bank shall have a right from time to time hereafter to audit each Borrower’s Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
6.4Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).
6.5Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.6Insurance.
(a)Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certificates of insurance evidencing coverage in good standing. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
6.7Accounts.
(a)Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository and operating accounts with Bank, which shall maintain an average monthly balance of not less than Fifteen Million Dollars ($15,000,000).
(b)If Borrower has any cash in excess of Fifteen Million Dollars ($15,000,000), Borrower shall maintain and shall cause each of its Subsidiaries to maintain the balance of any such excess cash in accounts with Bank, until the average daily balance equals at least Five Million Dollars ($5,000,000). So long as Borrower complies with this covenant, Borrower will be permitted to deposit cash in excess of the foregoing without restriction.
(c)Notwithstanding the foregoing, (1) Borrower may continue to maintain its existing depository and operating accounts outside Bank with satisfactory Control Agreements and (2) its existing and future accounts with PT Providers, without control agreements, so long as the aggregate principal balance held across all such accounts does not exceed the standard one to two day payment-in-transit period or Two Million Dollars ($2,000,000).
(d)Borrower shall endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit.
(e)In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any banking or investment account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each banking or investment account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
6.8Financial Covenants.
(a)Liquidity. Borrower shall maintain (i) from the Closing Date through December 31, 2022, RML of at least twelve (12), and (ii) from the Closing Date through repayment in full of the Obligations, Minimum Cash.
(b)Performance to Plan. Borrower shall maintain quarterly net revenue, based on Borrower’s board approved and Bank accepted projections delivered in accordance with Section 6.3(e), of at least (i) [***] percent ([***]%) of such projections for Borrower’s fiscal quarters ending March 31, 2021 and June 30, 2021, and (ii) [***] percent ([***]%) of such projections for Borrower’s fiscal quarters ending September 30, 2021 and December 31, 2021.
Thereafter, Borrower shall maintain net revenue growth, measured on a quarterly basis and tested on the last day of each fiscal quarter, of at least (i) [***] percent ([***]%) year over year for Borrower’s fiscal quarters ending March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022, and (ii) [***] percent ([***]%) year over year for each fiscal quarter thereafter.

(c)Debt Service. Borrower shall maintain a Fixed Charge Coverage Ratio (tested as of the last day of each quarter) of at least (i) 1.00 to 1.00 for the fiscal quarter ending December 31, 2022, and (ii) 1.20 to 1.00 for the fiscal quarter ending March 31, 2023 and each fiscal quarter thereafter.
(d)Capital Milestone. Borrower shall deliver evidence, satisfactory to Bank in its sole but reasonable discretion, after the Closing Date, but on or prior to March 31, 2022, that Borrower has received at least Fifty Million Dollars ($50,000,000) in New Equity or issuance of Subordinated Debt to investors or creditors and on terms and conditions acceptable to Bank in its sole but reasonable discretion.
6.9Intellectual Property Rights.
(a)Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.
(b)Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.
6.10Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
6.11Post-Closing Condition. As soon as possible, but in any event within sixty (60) days of the Closing Date, Borrower shall deliver to Bank for Borrower’s leased locations at 580 Horizon Dr., Suwanee, GA 30024, and 969 Broadway #200, Oakland, CA 94607, a landlord subordination agreement, duly executed by the landlord of such location.
7.NEGATIVE COVENANTS.
Each Borrower will not do any of the following:
7.1Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; or (iv) Transfers to 501(c)(3) or any other charitable Subsidiaries in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) per fiscal year.

7.2Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation; or without ten (10) days prior written notification to Bank, change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or any material portion of property of another Person; provided however, only advance written notice to Bank will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action. Notwithstanding the foregoing, a Borrower may merge with and into another Borrower.
7.4Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so.
7.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.
7.7Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
7.10Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement (except for Inventory and Equipment (i) in transit from one location to another or (ii) being held by potential customers for periods of less than ninety (90) days).
7.11Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect.
7.12Capital Expenditures. Make or contract to make, without Bank’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of (i) the amounts provided for in the annual financial projections of the Borrowers delivered to Bank pursuant to Section 6.3(e) hereof, plus (ii) Five Hundred Thousand Dollars ($500,000) or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceed such sum.
7.13Thredup Circular Assets.  Permit the aggregate value of cash and cash equivalents held by Thredup Circular to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
8.1Payment Default. If a Borrower fails to pay, when due, any of the Obligations;
8.2Covenant Default.
(a)If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or
(b)If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after any Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;
8.4Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);
8.5Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could reasonably be expected to have a Material Adverse Effect;
8.7Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or
8.8Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
9.BANK'S RIGHTS AND REMEDIES.
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);
(b)Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;
(c)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(d)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;
(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(g)Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(h)Bank may credit bid and purchase at any public sale; and
(i)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
9.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until (x) such Event of Default is waived by Bank or (y) all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and promptly (within one (1) Business Day) deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Parent: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
9.6Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
9.7Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Borrower may in any way be liable.
10.NOTICES.
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	c/o THREDUP INC.
969 Broadway, Suite 200
Oakland, CA 94607
Attn: Alon Rotem
Email: [***]

with a copy (that shall not constitute notice) to:

Goodwin Procter LLP
3 Embarcadero Center
San Francisco, CA 94111
Attn: William B. Pearce
Email: [***]

If to Bank:	Bridge Bank, a division of Western Alliance Bank
55 Almaden Boulevard, Suite 100
San Jose, CA 95113
Attn: Jeffrey Brown
Email: [***]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
12.JUDICIAL REFERENCE PROVISION.
12.1In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.
12.2With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
12.3The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
12.4The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
12.5The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
12.6The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
12.7Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
12.8The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
12.9If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
12.10THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.GENERAL PROVISIONS.
13.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided that Bank shall provide notice to Borrowers of any sale or transfer that results in Western Alliance Bank no longer acting as “Bank” hereunder. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, Bank shall not sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder pursuant to this Section 13.1 (other than assignments by Bank due to a forced divestiture at the request of any regulatory agency) to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.
13.2Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
13.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
13.7Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
13.8Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies each Borrower, which information includes names and addresses and other information that will allow Bank to identify any Borrower in accordance with the Patriot Act.
13.10Effect of Amendment and Restatement. This Agreement does completely amend and restate the terms and conditions of the Original Agreement.
14.CO-BORROWER PROVISIONS.
14.1Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.
14.2Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
14.3Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.
14.4Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
14.5Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.
14.6Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
14.7Right to Settle, Release.
(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
14.8Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.
BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THREDUP INC., a Delaware corporation
By:	/s/ Sean Sobers
Name:	Sean Sobers
Title:	CFO

THREDUP CF LLC, a Delaware limited liability company
By:	/s/ Sean Sobers
Name:	Sean Sobers
Title:	CFO

THREDUP INTERMEDIARY HOLDINGS LLC, a Virginia limited liability company
By:	/s/ Sean Sobers
Name:	Sean Sobers
Title:	CFO

KNITWIT GC LLC, a Virginia limited liability company
By:	/s/ Sean Sobers
Name:	Sean Sobers
Title:	CFO

WESTERN ALLIANCE BANK, an Arizona corporation
By:	/s/ Riesa L. Nunes
Name:	Riesa L. Nunes
Title:	Director
[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A
DEBTOR:    THREDUP INC., a Delaware corporation
SECURED PARTY:    WESTERN ALLIANCE BANK, an Arizona corporation
COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT A
DEBTOR:    THREDUP CF LLC, a Delaware limited liability company
SECURED PARTY:    WESTERN ALLIANCE BANK, an Arizona corporation
COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT A
DEBTOR:    THREDUP INTERMEDIARY HOLDINGS LLC, a Virginia limited     liability company
SECURED PARTY:    WESTERN ALLIANCE BANK, an Arizona corporation
COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT A
DEBTOR:    KNITWIT GC LLC, a Virginia limited liability company
SECURED PARTY:    WESTERN ALLIANCE BANK, an Arizona corporation
COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.